Exhibit 99.1

            AlphaSmart Announces Preliminary Second Quarter Results,
                         Revises Full Year 2004 Guidance

    LOS GATOS, Calif., July 1 /PRNewswire-FirstCall/ -- AlphaSmart, Inc. (Nasdaq: ALSM) today announced its preliminary expectations of operating results for the second quarter ended June 30, 2004 and revised its forward-looking guidance for the fiscal year ending December 31, 2004.
    For the second quarter of 2004, the company expects to report net revenue ranging from $11.0 million to $11.2 million and net income of $0.09 to $0.11 per share on a fully diluted basis, calculated in accordance with generally accepted accounting principles (GAAP).
    "Spending by certain school districts, particularly those that rely on federal funding, was not as high as expected," said James M. Walker, vice president, chief financial officer and chief operating officer of AlphaSmart. "As a result, we were unable to realize the quarterly revenue and earnings that we had anticipated. Nonetheless, we remain optimistic that our classroom solutions will enable us to continue to penetrate the K-12 educational market."
    AlphaSmart acknowledges that the second quarter results announced today are preliminary and subject to change as a result of final review by management and independent auditors and closing adjustments for the quarter. AlphaSmart expects to report final second quarter results on July 15, 2004. Management plans to conduct its regular quarterly conference call following the release of final results. Details of the public webcast of this call will be announced shortly.

    Revised Forward-Looking Guidance
    AlphaSmart also announced today a revision of its guidance for full year 2004 results, as disclosed publicly with first quarter results on April 14, 2004. The company now expects 2004 net revenue to be in the range of $40 to $42 million, compared with prior guidance of $42 to $44 million. GAAP net income per share on a fully diluted basis is now expected to be in the range of $0.27 to $0.31, compared with prior guidance of $0.31 to $0.35. Excluding the effect of $588,000 in interest and a redemption premium paid on mandatorily redeemable preferred stock in the first quarter of 2004, AlphaSmart now expects pro forma net income per share on a fully diluted basis for the full year to be in the range of $0.32 to $0.36, compared with prior guidance of $0.36 to $0.40.

    Use of Non-GAAP Financial Measures
    AlphaSmart believes that the supplemental presentation of projected net income per share calculations, excluding the effects of interest and a redemption premium paid on mandatorily redeemable preferred stock in the first quarter of 2004, provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of events impacted by the company's initial public offering in February 2004 or other infrequent or unusual events. AlphaSmart management also uses pro forma financial measures to plan and forecast results for future periods. Readers are cautioned not to view non-GAAP results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation information provided above in reviewing the non-GAAP guidance.

    AlphaSmart, Inc.
    AlphaSmart, Inc. is a provider of technology solutions for the education market. AlphaSmart's portable computer-companion products are used by students in 8,000 U.S. school districts to enhance writing, keyboarding and comprehension. Based in Los Gatos, California, AlphaSmart was founded in 1992 by former Apple Computer engineers.

    Forward-Looking Statements Safe Harbor
    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding (i) AlphaSmart's expected net revenue and net income per share on a fully diluted basis for the second quarter of 2004, (ii) AlphaSmart's forecasted net revenue and net income per share for full year 2004, and (iii) AlphaSmart's optimism that its classroom solutions will enable it to continue to penetrate the K-12 educational market. AlphaSmart's expectations and beliefs regarding these matters may not materialize. Actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the potential impact of spending by certain school districts, particularly those that rely on federal funding, on AlphaSmart's quarterly revenue and earnings; fewer teachers and administrators embracing technology solutions and one-to-one computing than AlphaSmart expects; AlphaSmart's platforms failing to obtain broad market acceptance; a decline in investment in, or a loss or reduction of funding for, educational institutions; AlphaSmart's need to maintain and develop strong brand identity; AlphaSmart's potential customers choosing the greater functionality offered by PCs over its platforms; the risk that some government initiatives may not endorse, or be complementary to, AlphaSmart's platforms; risks associated with the lack of diversity among AlphaSmart's product offerings; the Dana by AlphaSmart platform's dependence on AlphaSmart's license with PalmSource; and AlphaSmart's dependence on its suppliers, particularly its single-source suppliers, among other risks. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in AlphaSmart's filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q related to the three-month period ended March 31, 2004. AlphaSmart does not undertake to update any forward-looking statements.

    NOTE: AlphaSmart is a registered trademark of AlphaSmart, Inc. All other trademarks are the property of their respective owners.

SOURCE  AlphaSmart, Inc.
    -0-                             07/01/2004
    /CONTACT: investors, Manish Kothari, President of AlphaSmart, Inc., +1-408-355-1029, or IR@alphasmart.com/
    /Web site:  http://www.alphasmart.com /
    (ALSM)

CO:  AlphaSmart, Inc.
ST:  California
IN:  CPR STW EDU
SU:  ERP